Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE December 21, 2005	Media contact: Peter Thonis 212-395-2355 peter.thonis@verizon.com

Verizon Response to Moody’s

NEW YORK – The following can be attributed to Doreen Toben, CFO of Verizon Communications Inc. (NYSE:VZ), in response to an announcement earlier today by Moody’s:

“Verizon takes strong exception to today’s action by Moody’s. We believe that the analysis and assumptions used by Moody’s to reach this conclusion do not reflect the strong and sustainable credit metrics reported by Verizon. We believe our credit metrics are strong both on an absolute basis and relative to our peers. And we believe our credit metrics do nothing but improve over the planning period that includes the anticipated closing of the MCI transaction and any integration costs. In our view, Moody’s has neglected to recognize our commitment to maintain these financial goals.

“Despite the action, Verizon does not expect any change in its ability to borrow as needed in the credit markets.”

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Verizon News Release, page 2

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; a significant change in the timing of, or the imposition of any governmental conditions to, the closing of our business combination transaction with MCI, Inc.; actual and contingent liabilities in connection with the MCI transaction, if consummated; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the MCI transaction.